Exhibit 4.5.52

CONTRATO DE PRENDAS DE DERECHOS DE CRÉDITO	OF PLEDGES OF CREDIT RIGHTS CONTRACT

En Madrid, a 21 de diciembre de 2005.	In Madrid, on 21 December 2005.

REUNIDOS	THE PARTIES

D. Rafael Mínguez Prieto, mayor de edad, casado, de nacionalidad española, con domicilio en Velázquez 63, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Rafael Mínguez Prieto, of Spanish nationality, of legal age, married, with domicile at Velázquez 63, Madrid and National Identity Card number [N.I.C. Number].

D. Germán Ruiz Baraibar Morayta, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Germán Ruiz Baraibar Morayta, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

D. Agustín Viudas Margalef, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Agustín Viudas Margalef, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

D. Alfredo Ruiz Plaza, mayor de edad, casado, de nacionalidad spanish, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Alfredo Ruiz Plaza, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Juan Carlos Azcona, mayor de edad, casado, de nacionalidad eespañola, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Juan Carlos Azcona, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

INTERVIENEN	ACTING

•                  D. Rafael Mínguez Prieto, en nombre y representación, debidamente apoderado, de BNS Automobile Funding B.V., sociedad de nacionalidad holandesa, con domicilio en Fred. Roeskestraat 123, Amsterdam. Consta inscrita en el Registro Comercial de la Cámara de Comercio de Amsterdam con número registral 34238138.

•                  Mr. Rafael Mínguez Prieto, in the name and on behalf, as a duly empowered attorney, of BNS Automobile Funding B.V., a company duly incorporated under the laws of the Netherlands, with registered domicile at Fred. Roeskestraat 123, Amsterdam,. Registered with the Commercial Registry of the Chamber of Commerce of Amsterdam with trade register number 34238138.

BNS Automobile Funding B.V. se denominará, en lo sucesivo, el “Pignorante”.	BNS Automobile Funding B.V. will be referred to, hereinafter, as the “Pledgor”.

•                  D. Germán Ruiz Baraibar Morayta y D. Agustín Viudas Margalef, en nombre y representación, debidamente apoderado, de BNP Paribas Société Annonyme, sociedad de nacionalidad francesa, con domicilio en 016 Boulevard des Italiens, Paris y número 1966B04244.

•                  Mr. Germán Ruiz Baraibar Morayta and Mr. Agustín Viudas Margalef, in the name and on behalf, as a duly empowered attorney, of BNP Paribas Société Annonyme, a company duly incorporated under the laws of France, with registered domicile at 016 Boulevard des Italiens, Paris, and C.I.F. number 1966B04244.

BNP Paribas Société Annonyme se denominará, en lo sucesivo, “BNP” o el “Agente de Garantías”.	BNP Paribas Société Annonyme will be referred to, hereinafter, as “BNP” or the “Security Agent”.

BNP interviene en su propio nombre y derecho y en su condición de Agente de Garantías (“security agent”), en virtud de su nombramiento conferido por los Acreditantes en el Contrato entre Acreedores (que más adelante se identifican o definen) y, en consecuencia, en nombre y por cuenta de los Acreditantes (asimismo definido más adelante).

BNP appears in his own name and in its capacity as Security Agent, by virtue of the appointment granted by the Lenders in the Intercreditor Deed (as identified or defined below) and, as consequently, in the name and on behalf of the Lenders (also defined below).

•                  D. Alfredo Ruiz Plaza y D. Juan Carlos Azcona, en nombre y representación, debidamente apoderados, de Hertz de España, S.A., sociedad de nacionalidad española, con domicilio en José Echegaray 6 Edificio B, Las Rozas, Madrid, y con C.I.F. número A2812154. Consta inscrita en el Registro Mercantil de Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

•                  Mr. Alfredo Ruiz Plaza and Mr. Juan Carlos Azcona, in the name and on behalf, as duly empowered attorneys, of Hertz de España, S.A., a company duly incorporated under the laws of Spain, with registered domicile at José Echegaray 6 Edificio B, Las Rozas, Madrid, and C.I.F. number A2812154. Registered with the Commercial Registry of Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

Hertz de España, S.A. se denominará, en lo sucesivo, “Hertz de España”.	Hertz de España, S.A. will be referred to, hereinafter, as “Hertz de España”.

• D. Juan Carlos Azcona y D. Alfredo Ruiz Plaza, en nombre y representación, debidamente apoderados, de Hertz Alquiler de Maquinaria, S.L., sociedad de nacionalidad española, con domicilio	• Mr. Juan Carlos Azcona and Mr. Alfredo Ruiz Plaza, in the name and on behalf, as duly empowered attorneys, of Hertz Alquiler de Maquinaria, S.L., a company duly incorporated under the en Febrero 7, Polígono Industrial Fin de Semana, Madrid, y con C.I.F. número B46371787. Consta inscrita en el Registro Mercantil de Madrid (T 15551, F 221, S 8, H M 258329, I/A 16).

laws of Spain, with registered domicile at Febrero 7, Polígono Industrial Fin de Semana, Madrid, and C.I.F. number B46371787. Registered with the Commercial Registry of Madrid (T 15551, F 221, S 8, H M 258329, I/A 16).

Hertz Alquiler de Maquinaria, S.L. se denominará, en lo sucesivo, “Hertz Alquiler de Maquinaria”.	Hertz Alquiler de Maquinaria, S.L. will be referred to, hereinafter, as “Hertz Alquiler de Maquinaria”.

El Pignorante, el Agente de Garantías, Hertz de España y Hertz Alquiler de Maquinaria serán denominados en lo sucesivo, conjuntamente, las “Partes”.	The Pledgor, the Security Agent, Hertz de España and Hertz Alquiler de Maquinaria shall hereinafter be jointly referred to as the “Parties”.

EXPONEN	WHEREAS

I.                           Que en fecha 21 de diciembre de 2005, Hertz International, Ltd., ciertos Acreditados (incluido el Pignorante) y Garantes (incluido Hertz de España y Hertz Alquiler de Maquinaria) (todos ellos, incluidos los que puedan adquirir esa condición en el futuro, los “Obligados”), BNP Paribas Société Annonyme y The Royal Bank of Scotland plc como mandated lead arrangers, CALYON como co-arranger y BNP Paribas como agente, el Agente de Garantías y las instituciones financieras señaladas en el mismo (dichas entidades, así como todas las que en adelante accedan, se incorporen o las sustituyan como acreditantes, los “Acreditantes”) suscribieron un contrato senior de facilidades crediticias puente regido por Ley inglesa, (el “Contrato de Créditos Puente”). El Contrato de Créditos Puente ha sido elevado a público en la fecha de este contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

I.                           On 21 December 2005, Hertz International, Ltd., certain Borrowers (including the Pledgor) and Guarantors (including Hertz de España and Hertz Alquiler de Maquinaria) (all of them, including those entities that may become Borrowers or Guarantors in the future, the “Obligors”), BNP Paribas Société Annonyme and The Royal Bank of Scotland plc as mandated lead arrangers, CALYON as co-arranger and BNP Paribas as facility agent, the Security Agent and the financial institutions listed therein (such entities, together with any other that may accede as lenders or substitute such lenders, the “Lenders”) have executed a senior bridge facilities agreement governed by English law (the “Bridge Facilities Agreement”). The Bridge Facilities Agreement has been raised to the category of a public document on the date of this contract by the Secured Creditor and the Lenders, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

II. Que en fecha 21 de diciembre de 2005, Hertz International, Ltd., ciertos	II. On 21 December 2005, Hertz International, Ltd., certain Borrowers

Acreditados (incluido el Pignorante) y Garantes (incluido Hertz de España y Hertz Alquiler de Maquinaria), BNP Paribas como agente, el Agente de Garantías y ciertas entidades financieras, entre otros, suscribieron un contrato entre acreedores regido por Ley inglesa, (el “Contrato entre Acreedores”). En virtud de lo previsto en el Contrato entre Acreedores, cualesquiera referencias, derechos y obligaciones conferidas o asumidas en este Contrato por el Agente de Garantías se entenderán conferidas o asumidas en nombre y por cuenta de los Acreditantes en cada momento. El Contrato entre Acreedores ha sido elevado a público en la fecha de este contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario Mr. Carlos de Prada Guaita.

(including the Pledgor) and Guarantors (including Hertz de España and Hertz Alquiler de Maquinaria), BNP Paribas as facility agent, the Security Agent and certain financial entities, amongst others, have executed an intercreditor agreement governed by English law (the “Intercreditor Deed”). By virtue of the provisions of the Intercreditor Deed, any references, rights and obligations conferred upon or assumed by the Security Agent under this Contract will be conferred or assumed in the name and on behalf of the Lender at any given time. The Intercreditor Deed has been raised to the category of a public document on the date of this contract by the Secured Creditor and the Lenders, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

III.                   Que el 21 de diciembre de 2005 el Pignorante y Hertz de España han suscrito un contrato de crédito regido por Ley inglesa (el “Crédito a Hertz de España”) en virtud del cual el Pignorante ha concedido un crédito a Hertz de España. El Crédito a Hertz de España ha sido elevado a público en la fecha de este contrato por el Pignorante y Hertz de España, mediante escritura pública autorizada por el Notario de Madrid D. Carlos de Prada Guaita.

III.                   On 21 December 2005, the Pledgor and Hertz de España have entered into a secured loan governed by English law (the “Loan to Hertz de España”) by which the Pledgor has granted a loan to Hertz de España. The Loan to Hertz de España has been raised to the category of a public document on the date of this contract by the Pledgor and Hertz de España, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

IV.                  Que el 21 de diciembre de 2005 el Pignorante y Hertz Alquiler de Maquinaria han suscrito un contrato de crédito regido por Ley inglesa (el “Crédito a Hertz Alquiler de Maquinaria”) en virtud del cual el Pignorante ha concedido un crédito a Hertz Alquiler de Maquinaria. El Crédito a Hertz Alquiler de Maquinaria ha sido elevado a público en la fecha de este contrato por el Pignorante y Hertz Alquiler de Maquinaria,

IV.                  On 21 December 2005, the Pledgor and Hertz Alquiler de Maquinaria have entered into a secured loan governed by English law (the “Loan to Hertz Alquiler de Maquinaria”) by which the Pledgor has granted a loan to Hertz Alquiler de Maquinaria. The Loan to Hertz Alquiler de Maquinaria has been raised to the category of a public document on the date of this contract by the Pledgor and Hertz Alquiler de Maquinaria, in a notarial deed granted

mediante escritura pública autorizada por el Notario de Madrid D. Carlos de Prada Guaita.	before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

V.                      Que con el fin de evitar repeticiones innecesarias, las referencias realizadas por las Partes al Contrato de Créditos Puente, al Contrato entre Acreedores, al Crédito a Hertz de España y el Crédito a Hertz Alquiler de Maquinaria se entenderán también a sus respectivos plazos, calendarios de amortización, tipos de interés aplicables y a los restantes términos y condiciones del mismo de los mismos.

V.                      The parties refer to the Bridge Facilities Agreement, the Intercreditor Deed, the Loan to Hertz de España and the Loan to Hertz Alquiler de Maquinaria with regard to their terms, repayment schedule, applicable interest rates and the remaining terms and conditions thereof to avoid unnecessary repetitions.

VI.                  Que el 21 de diciembre de 2005 Hertz de España ha constituido a favor del Pignorante, en garantía del íntegro y puntual cumplimiento de sus obligaciones de pago bajo el Crédito a Hertz de España, varios derechos reales de prenda sobre:

VI. On 21 December 2005 Hertz de España has granted, as security for the fulfillment of all its payment obligations under the Loan to Hertz de España several pledges in favour of the Pledgor over:

(i) el 100% de las participaciones de la sociedad Hertz Alquiler de Maquinaria;	(i) 100% of the shares in Hertz Alquiler de Maquinaria;

(ii) los derechos de crédito derivados de cuentas bancarias de su titularidad;	(ii) the credit rights arising from its banks accounts;

(iii) los derechos de crédito derivados de sus pólizas de seguro contratadas;	(iii) the credit rights arising from its insurance policies;

(iv) los derechos de crédito derivados de contratos suscritos con sus proveedores de vehículos con cláusulas “buy-back”; y	(iv) the credit rights arising from contracts with its vehicles suppliers with buy-back clauses; and

(v) los derechos de crédito por impuesto de valor añadido;	(v) the credit rights arising from value added tax;

(en adelante, todas ellas conjuntamente, las “Prendas de Hertz de España”).	(hereinafter, all of them together, the “Pledges of Hertz de España”).

VII. Que el 21 de diciembre de 2005 Hertz Alquiler de Maquinaria ha constituido	VII. On 21 December 2005 Hertz Alquiler de Maquinaria has granted, as security

a favor del Pignorante, en garantía del íntegro y puntual cumplimiento de sus obligaciones de pago bajo el Crédito a Hertz Alquiler de Maquinaria, varios derechos reales de prenda sobre:	for the fulfillment of all its payment obligations under the Loan to Hertz Alquiler de Maquinaria several pledges in favour of the Pledgor over:

(i) los derechos de crédito derivados de cuentas bancarias de su titularidad;	(i) the credit rights arising from its banks accounts;

(ii) los derechos de crédito derivados de sus pólizas de seguro contratadas;	(ii) the credit rights arising from its insurance policies;

(iii) los derechos de crédito derivados de contratos suscritos con sus proveedores de equipo con cláusulas “buy-back”; y	(iii) the credit rights arising from contracts with its vehicles suppliers with buy-back clauses; and

(iv) los derechos de crédito por impuesto de valor añadido;	(iv) the credit rights arising from value added tax;

(en adelante, todas ellas conjuntamente, las “Prendas de Hertz Alquiler de Maquinaria”).	(hereinafter, all of them together, the “Pledges of Hertz Alquiler de Maquinaria”).

VIII.          El Agente de Garantías, el Pignorante, Hertz de España y Hertz Alquiler de Maquinaria reconocen y ratifican plenamente los términos y condiciones del Contrato de Créditos Puente, del Contrato entre Acreedores, del Crédito a Hertz de España, del Crédito a Hertz Alquiler de Maquinaria, las Prendas de Hertz de España y las Prendas de Hertz Alquiler de Maquinaria, que se entenderán aquí incorporados por referencia.

VIII.          The Security Agent, the Pledgor Hertz de España and Hertz Alquiler de Maquinaria have full knowledge and are fully aware of, and confirm all the terms and conditions stated in, the Bridge Facilities Agreement the Intercreditor Deed, the Loan to Hertz de España, the Loan to Hertz Alquiler de Maquinaria, the Pledges of Hertz de España and the Pledges of Hertz Alquiler de Maquinaria which are herein incorporated by reference.

IX. Los términos contenidos en este Contrato que empiecen por mayúscula y que no estén definidos en la misma tendrán el significado que se les atribuya en el Contrato de Créditos Puente.	IX. Capitalized terms used but not defined in this Contract have the respective meanings ascribed thereto in the Bridge Facilities Agreement.

X. Que las Partes han acordado que el Pignorante constituiría un derecho real de prenda a favor de los Acreditantes	X. The Parties have agreed that the Pledgor would grant in favour of the Lenders under the Bridge Facilities

bajo el Contrato de Créditos Puente sobre:	Agreement a pledge over:

(i) los derechos de crédito que se puedan derivar de la ejecución de cualquiera de las Prendas de Hertz de España (en adelante, los “Derechos de Crédito de Ejecución a Hertz de España”); y	(i) the credit rights that may arise from the enforcement of any of the Pledges of Hertz de España (hereinafter, the “Credit Rights from Enforcement against Hertz de España”); and

(ii)                   los derechos de crédito que se puedan derivar de la ejecución de cualquiera de las Prendas de Hertz Alquiler de Maquinaria (en adelante, los “Derechos de Crédito de Ejecución a Hertz Alquiler de Maquinaria”);

(ii) the credit rights that may arise from the enforcement of any of the Pledges of Hertz de España (hereinafter, the “Credit Rights from Enforcement against Hertz Alquiler de Maquinaria”);

(en adelante, todos ellos conjuntamente, los “Derechos de Crédito del Pignorante”) en garantía del íntegro y puntual cumplimiento de las obligaciones asumidas por el Pignorante bajo el Contrato de Créditos Puente.

(hereinafter, all of them together, the “Credit Rigths of the Pledgor”) as security for the full and timely compliance with all the obligations assumed by the Pledgor under the Bridge Facilities Agreement.

XI. Que, en virtud de cuanto antecede, las Partes están interesadas en otorgar el presente Contrato de Prenda de Derechos de Crédito (en lo sucesivo, la “Contrato”), que se regirá por las siguientes	XI. Pursuant to the aforementioned, the Parties wish to grant this Pledge of Credit Rights Contract (hereinafter, the “Contract”), which shall be governed by the following:

CLÁUSULAS	CLAUSES

PRIMERA.- CONSTITUCIÓN DE DERECHO REAL DE PRENDA	FIRST.- CREATION OF THE PLEDGE

1.1                 Como garantía del íntegro y puntual cumplimiento por parte del Pignorante de todas las obligaciones de pago asumidas en el Contrato de Créditos Puente y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) del Pignorante a los Acreditantes bajo el

1.1                 To guarantee the fulfillment by the Obligors (including the Pledgor) of all the payment obligations assumed under the Bridge Facilities Agreement and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Lenders under the Bridge Facilities Agreement

Contrato de Créditos Puente (en lo sucesivo, las “Obligaciones Garantizadas”), el Pignorante, por medio del presente Contrato, constituye en favor de los Acreditantes tantos derechos reales de prenda (en lo sucesivo, las “Prendas”) sobre los Derechos de Crédito del Pignorante como obligaciones resultan del Contrato de Créditos Puente.

(hereinafter, the “Secured Obligations”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Lenders, as many pledges (hereinafter, the “Pledges”) over the Credit Rights of the Pledgor as obligations arise under the Bridge Facilities Agreement.

En particular las Prendas garantizan las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones del Pignorante, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Contrato de Créditos Puente.

In particular the Pledges secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of the Pledgor, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Bridge Facilities Agreement.

El Agente de Garantías acepta, en su propio nombre y derecho, y en nombre y representación de cada uno de los Acreditantes, la constitución de las Prendas.	The Security Agent, in its own name and on its own behalf, and in the name and on behalf of each of the Lenders, hereby accepts the creation of the Pledges.

1.2 Las Prendas constituidas por el Pignorante en la cláusula 1.1 anterior son prendas simultáneas y comparten todas ellas el mismo rango en los términos que resultan del presente Contrato.	1.2 The Pledges created by the Pledgor in clause 1.1 above are simultaneous pledges and all of them share the same ranking in accordance with the terms in this Contract.

1.3                 La Prendas se constituyen sin perjuicio de la responsabilidad patrimonial universal de los Obligados y del Pignorante derivada de sus obligaciones conforme al Contrato de Créditos Puente, que no se entenderá limitada en modo alguno salvo por mandato de ley.

1.3                 The Pledges are created without prejudice to the Obligors’ and the Pledgor’s personal unlimited liability arising under their obligations pursuant to the Bridge Facilities Agreement, which is not deemed to be limited in any form by the creation of the Pledges except as provided by law.

1.4 El Pignorante declara y garantiza al Agente de Garantías que:	1.4 The Pledgor represents and warrants to the Security Agent that:

(a) los Derechos de Crédito del	(a) the Credit Rights of the Pledgor are

Pignorante están libres de cargas, prendas, gravámenes, limitaciones a su libre transmisibilidad o derecho alguno de tercero; y	free from any charges, liens, encumbrances, or any restrictions to transfer, assign or encumber; and

(b)                  el Crédito a Hertz de España, las Prendas de Hertz de España, el Crédito a Hertz Alquiler de Maquinaria y las Prendas de Hertz Alquiler de Maquinaria no contienen prohibición o limitación alguna a la transmisión o constitución de prendas o cargas sobre los Derechos de Crédito del Pignorante.

(b)                  the Loan to Hertz de España, Pledges of Hertz de España, Loan to Hertz Alquiler de Maquinaria and Pledges of Hertz Alquiler de Maquinaria do not contain any prohibition or limitation to the transfer or encumber of any Credit Rights of the Pledgor.

1.5                 Las Partes acuerdan y hacen constar que ni el presente Contrato, ni la recepción por el Agente de Garantías o los Acreditantes de cualesquiera pagos realizados por Hertz de España o Hertz Alquiler de Maquinaria, harán que el Agente de Garantías o los Acreditantes estén obligado a cumplir con ninguna de las obligaciones, declaraciones, garantías, términos o condiciones del Pignorante o de Hertz de España o Hertz Alquiler de Maquinaria establecidas en el Crédito a Hertz de España, las Prendas de Hertz de España, Crédito a Hertz Alquiler de Maquinaria o las Prendas de Hertz Alquiler de Maquinaria.

1.5                 The Parties undertake and state that neither this Contract, nor the receipt by the Security Agent or the Lenders of any payments by Hertz de España or Hertz Alquiler de Maquinaria, shall cause the Security Agent or the Lenders to be subject to any of the obligations, representations, warranties, terms or conditions of the Pledgor or of Hertz España or Hertz Alquiler de Maquinaria under the Loan to Hertz de España, Pledges of Hertz de España, Loan to Hertz Alquiler de Maquinaria or Pledges of Hertz Alquiler de Maquinaria .

Sin perjuicio de la constitución de las Prendas, el Pignorante permanecerá obligado frente a cualquier tercero, a cumplir con las obligaciones por él asumidas en el Crédito a Hertz de España, las Prendas de Hertz de España, Crédito a Hertz Alquiler de Maquinaria y las Prendas de Hertz Alquiler de Maquinaria, y Hertz de España o Hertz Alquiler de Maquinaria permanecerán obligadas frente al Pignorante a cumplir con las obligaciones asumidas por ellas en virtud del Crédito a Hertz de España, las Prendas de Hertz de España, Crédito

Notwithstanding the Pledges, the Pledgor shall remain obligated to Hertz de España and to Hertz Alquiler de Maquinaria to perform all of the Pledgor’s obligations under the Loan to Hertz de España, Pledges of Hertz de España, Loan to Hertz Alquiler de Maquinaria and Pledges of Hertz Alquiler de Maquinaria , and Hertz de España or Hertz Alquiler de Maquinaria shall remain obliged to the Pledgor to perform all of their obligations under the Loan to Hertz de España, Pledges of Hertz de España, Loan to Hertz Alquiler de Maquinaria, or Pledges of

a Hertz Alquiler de Maquinaria y las Prendas de Hertz Alquiler de Maquinaria, en los que sean parte, sin perjuicio de la obligación de Hertz de España o de Hertz Alquiler de Maquinaria de atender, llegado el caso, las eventuales reclamaciones que el Agente de Garantías, en nombre y representación de los Acreditantes pueda realizar en ejercicio de los derechos conferidos por este Contrato.

Hertz Alquiler de Maquinaria to which they are a party, without prejudice to Hertz de España’s and Hertz Alquiler de Maquinaria’s obligation to comply with any requests that the Security Agent, in the name and on behalf of the Lenders may make as a result of the exercise of the rights conferred through this Contract.

1.6                 Las Partes acuerdan que este Contrato no modificará, alterará ni afectará a los términos y condiciones del Contrato de Créditos Puente, del Crédito a Hertz de España, de las Prendas de Hertz de España, del Crédito a Hertz Alquiler de Maquinaria, de las Prendas de Hertz Alquiler de Maquinaria o cualquier otro documento, instrumento o acuerdo contemplado en el mismo.

1.6                 The Parties hereby agree that this Contract shall not amend, modify, alter or affect the terms and conditions of the Bridge Facilities Agreement, the Loan to Hertz de España, the Pledges of Hertz de España, the Loan to Hertz Alquiler de Maquinaria, the Pledges of Hertz Alquiler de Maquinaria or any other document, instruments or agreements contemplated thereby.

1.7                 En el supuesto de que el Contrato de Créditos Puente fuera declarado nulo o ineficaz por cualquier razón por un juez competente, las Prendas garantizarán el cumplimiento de cualquier obligación válida de los Obligados o del Pignorante a favor de los Acreditantes bajo el Contrato de Créditos Puente que pueda resultar de dicha nulidad o ineficacia.

1.7                 In the event that the Bridge Facilities Agreement is at any time declared void or ineffective for any circumstance by any competent court, the Pledges shall secure the fulfilment of any valid payment obligations of the Obligors or the Pledgor to the Lenders under the Bridge Facilities Agreements that may arise from such voidance or ineffectiveness.

SEGUNDA.- INDIVISIBILIDAD DE LAS PRENDAS	SECOND.- INDIVISIBILITY OF THE PLEDGES

Las Prendas tienen carácter indivisible. En consecuencia, el cumplimiento parcial de las correspondientes Obligaciones Garantizadas no extinguirá proporcionalmente las Prendas. Conforme a la cláusula 5 siguiente, el Pignorante podrán exigir la cancelación de las Prendas tras el íntegro cumplimiento de las Obligaciones Garantizadas.

The Pledges are created with an indivisible nature. Consequently, partial fulfillment of the corresponding Secured Obligations shall not extinguish the Pledges proportionally. Subject to clause 5 below, the Pledgors will be entitled to cancel the Pledges only after the Secured Obligations have been fully discharged.

TERCERA.- NOTIFICACIÓN DE LAS PRENDAS. ENTREGA DE LA POSESIÓN. INDISPONIBILIDAD DE LOS DERECHOS DE CRÉDITO	THIRD.- NOTIFICATION OF THE CREATION OF THE PLEDGES. DELIVERY OF THE POSSESSION. NON TRANSFERABILITY OF THE CREDIT RIGHTS

3.1 Hertz de España y Hertz Alquiler de Maquinaria se dan por notificadas en este acto de la constitución de las Prendas sobre los Derechos de Crédito del Pignorante.	3.1 Hertz de España and Hertz Alquiler de Maquinaria hereby acknowledge the creation of the Pledges over the Credit Rights of the Pledgor.

3.2                 Las Partes acuerdan que a efectos de cumplir con el requisito de traspaso posesorio establecido en el artículo 1863 del Código Civil, tal traspaso posesorio se entiende producido en favor del Agente de Garantías mediante la notificación expresada en la cláusula 3.1 anterior.

3.2                 The Parties agree that, for the purposes of the delivery of possession referred to in Article 1863 of the Civil Code, such delivery of possession of the Credit Rights to the Security Agent, on its own behalf and on behalf of the Lenders, is made by the notices referred to in clause 3.1 above.

3.3                 En tanto subsistan las Prendas que por este Contrato se constituyen sobre los Derechos de Crédito del Pignorante, el Pignorante no podrá sin previo consentimiento expreso y por escrito del Agente de Garantías, enajenarlos, transmitirlos, cederlos, gravarlos o disponer de ellos, salvo que se permita de conformidad con el Contrato de Créditos Puente, en cuyo caso las Prendas podrán ser canceladas de conformidad con el Contrato de Créditos Puente.

3.3                 During the term of the Pledges, the Pledgor shall not be entitled, without the prior writing consent of the Security Agent to sell, transfer, assign, encumber, charge or dispose of the Credit Rights of the Pledgor in any way, unless otherwise permitted in accordance with the Bridge Facilities Agreement, in which case the Pledges may be released pursuant to the provisions of the Bridge Facilities Agreement.

3.4                 En caso de venta o disposición de los Derechos de Crédito del Pignorante conforme a los términos establecidos en el Contrato de Créditos Puente, el Agente de Garantías y el Pignorante acuerdan que, previo requerimiento del Pignorante practicado con cinco días hábiles de antelación, el Agente de Garantías cancelará o liberará (según corresponda) los Derechos de Crédito del Pignorante que se venden o disponen (a cargo del Pignorante), siempre que el Pignorante haya certificado al Agente de Garantías que la venta o la disposición se realizan en cumplimiento de las previsiones del

3.4                 On the completion of the sale or disposal of any Credit Rights of Pledgor in accordance with the terms of the Bridge Facilities Agreement, the Security Agent and the Pledgor hereby agree that, upon at least five business days’ prior written request from the Pledgor, the Security Agent shall (at the cost of the Pledgor) release or discharge (as the case may be) the Credit Rights of Pledgor being sold or disposed, provided that the Pledgor has certified to the Security Agent that the sale or disposition is made in compliance with the provisions of the Bridge Facilities Agreements.

Contrato de Créditos Puente.

3.5                 Asimismo, sin perjuicio de cualquier transacción permitida bajo el Contrato de Créditos Puente el Pignorante no podrá, sin el consentimiento por escrito del Agente de Garantías, dar órdenes o instrucciones a Hertz de España o a Hertz Alquiler de Maquinaria que resulten en detrimento de la validez y ejecutabilidad de las Prendas.

3.5                 Likewise, without prejudice to any transaction permitted under the Bridge Facilities Agreement the Pledgor shall not, without the prior written consent of the Security Agent, give any orders or instructions to Hertz de España or to Hertz Alquiler de Maquinaria that may adversely affect the validity and enforceability of the Pledges.

3.6                 Desde que suceda un Supuesto de Vencimiento Anticipado conforme a este Contrato todas las cantidades que se deriven de los Derechos de Crédito quedarán a disposición del Agente de Garantías y serán aplicadas según lo previsto en el Contrato entre Acreedores a la satisfacción de las Obligaciones Garantizadas. Cualquier sobrante será empleado o, en su caso, pignorado para garantizar el cumplimiento de cualesquiera otras Obligaciones Garantizadas pendientes.

3.6                 Upon the occurrence of an Event of Acceleration according to this Contract all proceeds arising from the Credit Rights, shall be for the benefit of the Security Agent and will be applied in accordance with the provisions of the Intercreditor Deed to satisfy the Secured Obligations. Any surplus will be used or pledged to guarantee the fulfillment of any outstanding Secured Obligations.

3.7                 El Pignorante se compromete a que, hasta que se produzca un Supuesto de Vencimiento Anticipado, todas las cantidades que se deriven de los Derechos de Crédito serán abonadas, salvo que el Contrato de Créditos Puente disponga otra cosa, conforme a lo previsto en las Prendas de Hertz de España y/o las Prendas de Hertz Alquiler de Maquinaria o, en su defecto, en cuentas bancarias que se hallan pignoradas en favor o bajo control del Agente de Garantías.

3.7                 The Pledgor covenants and undertakes that until the occurrence of an Event of Acceleration, all proceeds arising from the Credit Rights will, unless otherwise permitted under the Bridge Facilities Agreement, be credited as provided in the Pledges of Hertz de España and/or the Pledges of Hertz Alquiler de Maquinaria or, in the absence of provision, to a bank account pledged in favour or under the control of the Security Agent.

CUARTA.- PRENDA SOBRE DERECHOS DE CRÉDITO ADICIONALES	FOURTH.- PLEDGE OVER ADDITIONAL CREDIT RIGHTS

4.1 El Pignorante extenderá las Prendas, en los mismos términos y condiciones que los establecidos en este Contrato, a otros derechos de crédito derivados de la ejecución de cualesquiera otros	4.1 In the event that, during the term of this Pledge, the Pledgor receives new pledges as security for the Loan to Hertz de España or Loan to Hertz Alquiler de Maquinaria or any other derechos reales de prenda que reciba para garantizar las obligaciones del Crédito a Hertz de España o Crédito a Hertz Alquiler de Maquinaria o cualesquiera otros créditos o préstamos relacionados con los anteriores o con el Contrato de Créditos Puente en los que el Pignorante pueda ser parte acreditante y en beneficio del Agente de Garantías. El Pignorante deberá notificar al Agente de Garantías con al menos treinta (30) días naturales de antelación respecto de la fecha en que otorgue nuevas prendas. Dicha extensión se formalizará, a favor de los Acreditantes, tan pronto como así le sea requerido al Pignorante por el Agente de Garantías, en documento público intervenido por Notario, como suplemento al presente Contrato. Todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados del otorgamiento de dicho documento público correrán de cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente. El Pignorante y el Agente de Garantías notificarán conjuntamente a Hertz de España and/or Hertz Alquiler de Maquinaria de la extensión de las Prendas. Desde la formalización de la extensión de la Prenda, los nuevos derechos de crédito resultantes de las nuevas prendas se considerarán igualmente, a los efectos de este Contrato, como Derechos de Crédito del Pignorante.

new intercompany loans or credits related to the ones referred to above or the Bridge Facilities Agreement into which it enters as lender, the Pledgor will extend the Pledges, promptly upon the Security Agent’s request, for the benefit of the Lenders to any credit rights that may arise under such loans new pledges, upon the same terms and conditions as those provided for in this Contract, by entering into a public document before the Notary Public, as a supplement to the present Contract. The Pledgor shall notify the Security Agent of any new pledge at least thirty (30) calendar days prior to the date on which such pledge is executed. Any taxes, Notary fees and costs of serving notices arising from the execution of said public document shall be borne by the Pledgor, in the terms and with the scope provided under the Bridge Facilities Agreement. The Pledgor and the Security Agent shall jointly serve notice to Hertz de España and/or Hertz Alquiler de Maquinaria of the extension of the Pledges. From the date of execution of the extension of the Pledges, the new credit rights arising from the new pledges shall also be considered, for the purposes of this Contract as Credit Rights of Pledgor.

4.2                 El Pignorante confiere irrevocable e incondicionalmente a favor del Agente de Garantías un mandato representativo para otorgar, en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías, en su nombre el documento público referido en el apartado anterior, formalizando la extensión de las Prendas a que se

4.2                 The Pledgor irrevocably and unconditionally confers in favour of the Security Agent a power of attorney to grant, in case of non-execution of the Pledgor upon written request of the Security Agent, in its name the public document referred to in Clause 4.1 above, executing said extension of the Pledges, even if such execution of the extension of the Pledge implies refiere la Cláusula 4.1 anterior, aunque ello suponga autocontratación. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones Garantizadas y las obligaciones derivadas de este Contrato y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas.

self-dealing. Said power of attorney is necessary for compliance with the Secured Obligations and the obligations under this Contract and, therefore, shall be irrevocable as long as the Pledges are not cancelled.

QUINTA.- CANCELACIÓN DE LAS PRENDAS	FIFTH.- RELEASE OF THE PLEDGES

Una vez que se hayan cumplido íntegramente todas las Obligaciones Garantizadas o en los supuestos contemplados en el apartado 10 del Apéndice 19 del Contrato de Créditos Puente o en cualquier otro Documento de Financiación (tal como se define en el Contrato de Créditos Puente), el Agente de Garantías, dentro de los quince (15) días hábiles siguientes al requerimiento escrito efectuado por el Pignorante en tal sentido, otorgará cuantos documentos públicos o privados sean necesarios para declarar la cancelación, liberación o cesión de las Prendas, salvo que el Agente de Garantías hayan ejercitado el derecho que les confiere el artículo 1.866 del Código Civil. No obstante lo anterior, en caso de que cualquiera de los supuestos referidos arriba sean una Disposición Permitida (tal como se define en el Contrato de Créditos Puente) o cualquier venta o disposición permitida por el Contrato de Créditos Puente, las Prendas que recaigan sobre los activos dispuestos se entenderán automáticamente canceladas con efecto desde el día de dicha disposición (permaneciendo en vigor las Prendas por el resto de activos no dispuestos). Todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dicha cancelación correrán a cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

Once all the Secured Obligations have been fully discharged or upon occurrence of the events included in section 10 of Schedule 19 of the Bridge Facilities Agreement or in any other Finance Document, the Security Agent, within the fifteen (15) business days following the Pledgor’s written request in this regard, shall execute as many public or private documents as necessary to document the release of the Pledges, unless the Security Agent exercise the right conferred by Article 1,866 of the Civil Code. Notwithstanding the foregoing, if any of the events referred to above is a Permitted Disposal (as defined in the Bridge Facilities Agreement) or any sale or disposition otherwise permitted by in the Bridge Facilities Agreement, the Pledges over the assets disposed shall be deemed to be automatically released with effect from the day of such disposal (remaining in full effect the Pledges in respect of all other non-disposed assets). All Notary fees, expenses and costs of serving notices arising from the release shall be borne by the Pledgor, in the terms and with the scope provided under the Bridge Facilities Agreement.

SEXTA.- EJECUCIÓN DE LAS PRENDAS	SIXTH.- FORECLOSURE OF THE PLEDGES

6.1                 El Agente de Garantías estará autorizado para ejecutar las Prendas conjuntamente (pero nunca individual o separadamente) en el caso de que se produzca un incumplimiento bajo el Contrato de Créditos Puente que constituya un supuesto de vencimiento anticipado del mismo que continúe, no sea renunciado y respecto del que se hubiera entregado una notificación declarando el vencimiento anticipado conforme a lo estipulado en el Contrato de Créditos Puente (“Supuesto de Vencimiento Anticipado”). Las Partes acuerdan que para poder iniciar el procedimiento de ejecución, el Agente de Garantías deberá determinar en dicha notificación la cantidad debida bajo las Obligaciones Garantizadas, indicando que dicha cantidad es exigible bajo el Contrato de Créditos Puente a la fecha correspondiente, que está vencida y que permanece impagada.

6.1                 The Security Agent will be entitled to foreclose on the Pledges jointly (but not separately) upon the occurrence of any event of default under the Bridge Facilities Agreement which constitutes a cause of early termination continuing, not waived and for which a notice of acceleration has been previously given in accordance with the Bridge Facilities Agreement (“Event of Acceleration”). The Parties agree that in order to commence the enforcement process the Security Agent shall state in the notice the amount owing under the Secured Obligations, the fact that such amount can be called under the Bridge Facilities Agreement at the corresponding date, that it has fallen due and that it remains unpaid.

6.2                 Las Partes acuerdan que salvo error manifiesto el importe de la deuda líquida vencida y exigible será la cantidad especificada en la certificación emitida por el Agente de Garantías en la que se exprese el saldo reclamado e impagado bajo el Contrato de Créditos Puente. En consecuencia, bastará para iniciar la ejecución de las Prendas la presentación de los siguientes documentos: (i) el original o una copia autorizada de este Contrato; (ii) acompañada de certificación en la que el Notario interviniente acredite la conformidad del Contrato con los asientos de su libro-registro y la fecha de éstos; (iii) acta notarial que incorpore la certificación en cuestión emitida por el Agente de Garantías; y (iv) acta notarial que acredite haber notificado previamente al Pignorante la

6.2                 The Parties agree that save for manifest error the amount which is liquid, due and payable will be the amount specified in the certificate issued by the Security Agent reflecting the results of the balance claimed and unpaid under the Bridge Facilities Agreement. Therefore, the presentation of the following documents: (i) the original or a notarial copy of this Contract; (ii) together with a certificate issued by the Notary attesting this Contract which states that the Contract conforms to his files and their date; (iii) the public deed incorporating the relevant certificate issued by the Security Agent; and (iv) a notarial document evidencing that the relevant debtor, and guarantor if applicable, have been served notice of the amount due and payable, will be sufficient to initiate the enforcement of the Pledges.

cantidad exigible resultante de la liquidación.

6.3                 A los efectos de la ejecución de las Prendas, y sin perjuicio de (i) la responsabilidad patrimonial universal e ilimitada del Pignorante en los términos del Contrato de Créditos Puente, que no se entenderá limitada en modo alguno por la constitución de las Prendas, y (ii) cualesquiera otras garantías constituidas a favor de los Acreditantes, el Agente de Garantías podrá iniciar, a su discreción, cualesquiera de los procedimientos que legalmente le asistan, ya sea el proceso judicial declarativo, el de ejecución forzosa, o el extrajudicial previsto en el artículo 1.872 del Código Civil. En el caso de que el Agente de Garantías decida emplear cualesquiera de estos procedimientos, tal decisión no precluirá la posibilidad de acudir a cualquiera de los restantes, en tanto en cuanto las Obligaciones Garantizadas no se hayan cumplido íntegramente.

6.3                 For the purposes of the foreclosure of the Pledges, and notwithstanding (i) the unlimited (“universal”) liability of the Pledgor under the Bridge Facilities Agreement, which will not be limited in any way as a result of the creation of the Pledges, and (ii) any other security interest held by the Lenders, the Security Agent may, at its discretion, use any of the available judicial proceedings, either the corresponding declarative judicial proceeding (“proceso declarativo”), the executive judicial proceeding (“proceso de ejecución forzosa”), or the non-judicial proceeding provided for under Article 1872 of the Spanish Civil Code. Should the Security Agent decide to use any of these proceedings, such decision will not prevent it from initiating a new claim under any of the remaining available proceedings for as long as the Secured Obligations have not been fully discharged.

6.4                 No obstante lo dispuesto en el apartado anterior, en el caso de que los Derechos de Crédito fuesen inmediatamente convertibles en dinero en el momento de la ejecución, las Partes acuerdan expresamente que no será preciso la celebración de subasta previa para su ejecución, pudiendo el Agente de Garantías, previa notificación al Pignorante, ejecutar directamente las Prendas mediante el cobro del importe de las Obligaciones Garantizadas a través de las cantidades debidas en virtud de los Derechos de Crédito. A dichos efectos el Agente de Garantías podrá requerir por escrito a Hertz de España y a Hertz Alquiler de Maquinaria para que le abonen las cantidades adeudadas por éstas al Pignorante en virtud de los Derechos de

6.4                 Notwithstanding the paragraph above, provided that the Credit Rights were immediately convertible into cash at the moment of foreclosure, the Parties expressly agree that no prior auction has to be held in order to foreclose on the Credit Rights, as the Security Agent is entitled, on its own behalf and on behalf of the Lenders, upon prior written notice to the Pledgor to directly foreclose the Pledges through the collection of the value of the Secured Obligations by means of the payment of the amounts due and payable pursuant to the Credit Rights. For these purposes the Security Agent may write to Hertz de España and to Hertz Alquiler de Maquinaria requesting the payment of the amounts due to the Pledgor pursuant to the Credit Rights of

Crédito del Pignorante, con la finalidad de aplicarlas al pago de las Obligaciones Garantizadas.	Pledgor, in order to apply said amounts to the payment of the Secured Obligations.

6.5                 Las Partes acuerdan que: (i) cualesquiera cantidades pagadas por Hertz de España o Hertz Alquiler de Maquinaria al Agente de Garantías, se aplicarán por éste al pago de las Obligaciones Garantizadas en el orden de pago establecido en el Contrato entre Acreedores; y (ii) el Agente de Garantías entregará al Pignorante cualquier exceso pagado por Hertz de España o Hertz Alquiler de Maquinaria después de que las Obligaciones Garantizadas hubieran sido íntegramente satisfechas.

6.5                 The Parties further agree that: (i) any amounts paid by Hertz de España or Hertz Alquiler de Maquinaria to the Security Agent will be applied by the Security Agent to the payment of the Secured Obligations in the order established in the Intercreditor Deed; and (ii) the Security Agent willdeliver to the Pledgor any surplus paid by Hertz de España or Hertz Alquiler de Maquinaria after all the Secured Obligations have been fully discharged.

6.6 En el caso de que el Agente de Garantías decida seguir el procedimiento establecido en el artículo 1.872 del Código Civil, las Partes acuerdan que:	6.6 Should the Security Agent decide to follow the procedure set forth in Article 1872 of the Civil Code, the Parties agree as follows:

(a) Las direcciones a efectos de notificaciones son las determinadas conforme a la Cláusula 10 siguiente.	(a) Domiciles for purposes of notifications will be those provided for under Clause 10.

(b) El precio de referencia de las Derechos de Crédito a los efectos de su subasta será el de su valor en Euros.	(b) The reference price of the Credit Rights for purposes of their auction will be their aggregate value in Euros.

(c)                   El Pignorante nombra al Agente de Garantías, quien actuará a través de sus representantes autorizados, como mandatario para representarle en la subasta de los Derechos de Crédito, y autoriza irrevocablemente al Agente de Garantías para otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar de la transmisión de los Derechos de Crédito a favor del adquirente o adquirentes, según sea el caso, con

(c)                   The Pledgor hereby appoints the Security Agent, who will act through its duly authorized representatives, as its Security Agent in the auction of the Credit Rights, and irrevocably authorizes the Security Agent to execute, acting in the name and on behalf of the Pledgor, all public documents which are required in order to formalize the transfer of the Credit Rights in favour of the purchaser or purchasers, as the case may be, with express authority to also

autorización expresa para otorgar aquellos documentos en los que el Agente de Garantías sea parte como comprador en su propio nombre y derecho o en nombre y representación de el Agente de Garantías.	execute documents to which the Security Agent is a party as purchaser in its own name and on its own behalf or in the name and on behalf of the Security Agent.

(d)                  Será competente para la ejecución el Notario designado por el Agente de Garantías y el precio de referencia de la primera subasta será el precio indicado en el apartado (b) anterior. Para la segunda subasta, el precio mínimo de referencia será el ochenta por ciento (80%) del precio indicado en el apartado (b) anterior. Para la tercera subasta, no será necesario un precio mínimo de referencia. Los Derechos de Crédito serán adjudicados al mejor postor. En relación con esta Cláusula 6.6:

(d)                  The authorized Notary Public will be a Spanish notary public designated by the Security Agent and the reference price for the first auction will be the price provided pursuant to (b) above. For the second auction, the minimum reference price shall be eighty per cent (80%) of the price provided pursuant to (b) above. For the third auction, a minimum reference price is not necessary. The Credit Rights will be awarded to the highest bidder. With regard to this Clause 6.6:

(i) a petición del Agente de Garantías, podrán celebrarse cuartas y posteriores subastas con las mismas formalidades anteriores y sin precio mínimo de referencia;	(i) at the request of the Security Agent, fourth and subsequent auctions may take place, subject to the same formalities and without a minimum reference price.

(ii) igualmente, a petición del Agente de Garantías, se podrán celebrar subastas parciales únicamente sobre parte de los Derechos de Crédito; y	(ii) likewise, at the request of the Security Agent, partial auctions may take place with respect to only part of the Credit Rights; and

(iii) el desacuerdo del Pignorante en relación con el importe o la exigibilidad de la deuda no suspenderá ni retrasará la ejecución.	(iii) the disagreement of the Pledgor with respect to the amount of debt or ability to pay the debt will not suspend or delay the foreclosure procedures.

(e) El Notario estará autorizado a llevar a cabo todas aquellas acciones que estime apropiadas para asegurar la publicidad de las subastas.	(e) The Notary Public will be authorized to take whatever actions he deems appropriate in order to ensure that the auctions become public knowledge.

(f)                      Todas las subastas serán publicadas mediante anuncio inserto en al menos un diario de difusión nacional con una antelación mínima de diez (10) días naturales a la celebración de la subasta, pudiendo ser anunciadas de forma simultánea, teniendo en cuenta que deberán transcurrir un mínimo de cuatro (4) días hábiles entre una y otra subasta, si fuera necesario. Con la misma antelación mínima, deberá notificarse al Pignorante el Notario que vaya a ejecutar las Prendas.

(f)                      All the auctions will be publicly announced by an advertisement in at least one national newspaper, at least ten (10) calendar days prior to the first auction. The auctions may be announced simultaneously. At least four (4) working days must elapse between each auction, if necessary. Within the same ten (10) calendar day term, notice to the Pledgor will be served with respect to the Notary Public who will enforce the Pledges.

(g)                   Todos los licitadores oferentes deberán depositar en garantía ante el Notario una cantidad igual al cinco por ciento (5%) del precio de referencia de los Derechos de Crédito en la primera subasta. Tal cantidad será devuelta al licitador no ganador una vez realizada la subasta. El Agente de Garantías podrá comparecer en todas las subastas sin necesidad de realizar el depósito en garantía.

(g)                   Bidders will be required to deposit in an escrow account with the Notary Public an amount equivalent to five per cent (5%) of the reference price of the Credit Rights at the first auction. Such amount will be returned to any unsuccessful bidder once the auction is over. The Security Agent may attend any auction without being required to make a deposit.

(h)                   El ganador de la subasta deberá pagar la diferencia entre el importe depositado en garantía y el precio de adquisición de los Derechos de Crédito dentro de los tres (3) días hábiles siguientes a la fecha de la subasta; en el caso de que el ganador de la subasta no efectúe el pago de tal diferencia, perderá la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas. Igualmente, el ganador de la subasta podrá ceder su derecho de compra de los Derechos de Crédito a un tercero, entregando al Agente de Garantías los documentos que evidencien la validez y eficacia de dicha cesión dentro de los diez (10)

(h)                   Whoever wins the auction shall pay the balance between the amount subject to the escrow deposit and the acquisition price of the Credit Rights within three (3) business days from the date of the auction; should the winner of the auction fail to pay such balance, it will lose the amount in the escrow deposit. Such amount will be used to reduce the Secured Obligations. Likewise, the winner of the auction bid may assign its right to purchase the Credit Rights to a third party, delivering to the Security Agent the documents evidencing the validity and effectiveness of said assignment within the ten (10) calendar days from the date of the

días naturales siguientes a la fecha de la misma. El tercero cesionario deberá pagar, en tal caso, la diferencia entre la cantidad depositada en garantía por el ganador de la subasta y el precio de adquisición de los Derechos de Crédito dentro de los tres (3) días hábiles siguientes a la fecha de la subasta. El incumplimiento en el pago de tal cantidad comportará la pérdida de la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas.

assignment. The assignee shall pay, in that event, the balance between the escrow deposit made by the winner of the auction bid and the acquisition price of the Credit Rights within the above said three (3) business days. Failure to pay such amount will result in the loss of the amount subject to the escrow deposit. Such amount will be used to reduce the Secured Obligations.

(i)                       La cantidad obtenida en la subasta, una vez deducidos todos los gastos derivados del procedimiento de ejecución, será entregada por el Notario al Agente de Garantías quien, a su vez entregará al Pignorante cualquier sobrante después de satisfacer todas las Obligaciones Garantizadas.

(i)                       The price obtained in the auction, once all expenses arising from the foreclosure procedures have been duly covered, will be delivered by the Notary Public to the Security Agent, who, will in turn deliver to the Pledgor an amount equal to any excess after the Secured Obligations have been fully discharged.

(j)                       En el caso de que el Agente de Garantías adquiera en la subasta los Derechos de Crédito, en representación de los Acreditantes éstas serán pagadas mediante compensación por reducción de la cantidad debida a los representados del Agente de Garantías en una cuantía equivalente a aquella ofrecida por el Agente de Garantías (en representación de los Acreditantes) como precio de adquisición de los Derechos de Crédito. Si dicho precio de adquisición de los Derechos de Crédito fuera superior a la cantidad debida a los representados del Agente de Garantías, el Agente de Garantías (en representación de los Acreditantes) abonará dicho exceso al Pignorante ingresando el

(j)                       If, in the auction, the Security Agent acquires the Credit Rights on behalf of the Lenders, said Credit Rights shall be paid by compensation or set-off of the outstanding debt to the parties represented by the Security Agent in such an amount equivalent to that offered by the Security Agent (on behalf of the Lenders) as the acquisition price for the Credit Rights. If the acquisition price for the Credit Rights is higher than the outstanding debt to the parties represented by the Security Agent, the Security Agent (on behalf of the Lenders), shall pay said surplus to the Pledgor, transferring said amount to the bank account determined by the Pledgor.

mencionado importe en la cuenta bancaria que el Pignorante expresamente le indique.

(k) Las cantidades obtenidas por la venta de los Derechos de Crédito serán empleadas al pago de las Obligaciones Garantizadas en el orden de pago señalado en el Contrato entre Acreedores.	(k) The amounts resulting from the sale of the Credit Rights will be allocated to the payment of the Secured Obligations in accordance with the Intercreditor Deed.

6.7                 El Agente de Garantías mantendrá todos los derechos y acciones que le correspondan contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido íntegramente satisfechas o que no hayan resultado satisfechas como consecuencia de la ejecución de las Prendas, incluso si, con arreglo a lo contemplado en el apartado (j) de la cláusula 6.6 anterior, el Agente de Garantías hubiera adquirido los Derechos de Crédito del Pignorante, en cuyo caso sólo se tendrá por extinguida una parte de la deuda equivalente al precio ofrecido por el Agente de Garantías por los Derechos de Crédito, manteniéndose la exigibilidad y el rango de la parte restante de las Obligaciones Garantizadas.

6.7                 The Security Agent will retain all rights and claims against the Pledgor for that part of the Secured Obligations which is not fully discharged or which remains unsatisfied after the foreclosure of the Pledges, even if, according to paragraph (j) of Clause 6.6 above, the Security Agent, on behalf of the Lenders, has acquired the Credit Rights of the Pledgor. In this case, only the part of the debt equivalent to the price offered by the Security Agent for the Credit Rights shall be deemed to have been set off, maintaining the enforceability and the ranking of the remaining Secured Obligations.

6.8                 En el caso de que se obtenga el cobro por los Acreditantes de cualesquiera Obligaciones Garantizadas a través de la ejecución de las Prendas, el Pignorante renuncia al cobro de cualesquiera créditos o derechos en los que pudieran subrogarse o pudieran originarse a su favor frente a los Acreditados como consecuencia de ello, en tanto no hayan sido plenamente satisfechas a los Acreditantes la totalidad de sus créditos bajo el Contrato de Créditos Puente, quedando en consecuencia los créditos o derechos del Pignorante, a todos los efectos, subordinados a los créditos de el

6.8                 In the event that the Security Agent collect any of the Secured Obligations through the execution of the Pledges, the Pledgor waives its right to collect any of the credits or rights in which it could be subrogated or which could arise in its favour against the Obligors as a consequence of the aforementioned, to the extent that all the Lenders’ credits under the Bridge Facilities Agreement have not been fully satisfied, so that as a result the credits or rights of the Pledgor remain, to all intents and purposes, subordinated to the Lenders’ credits.

Acreditantes.

6.9                 La ejecución de las Prendas queda sujeta a los términos y condiciones previstos en el Contrato entre Acreedores, distribuyéndose las cantidades obtenidas de la ejecución de las Prendas de conformidad con lo previsto en el mismo.

6.9                 The enforcement of the Pledges is subject to the terms and conditions included in the Intercreditor Deed, so any proceeds obtained from such enforcement shall be distributed according to its terms.

SÉPTIMA.- TRIBUTOS Y GASTOS	SEVENTH.- TAXES AND EXPENSES

Los honorarios notariales, tributos y cualesquiera otros costes y gastos que origine la preparación, negociación, suscripción, registro y cumplimiento de este Contrato, y su cancelación, así como los gastos derivados de la ejecución de las Prendas (incluidos cualesquiera gastos u honorarios de abogados y procuradores, aún cuando la intervención de estos no fuere legalmente exigible) serán satisfechos por los Pignorantes, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

The Notary fees, taxes and any other costs and expenses arising from the preparation, negotiation, execution, registration and performance of this Contract, and its cancellation, as well as costs arising in the event of foreclosure of the Pledges, including costs and expenses incurred by lawyers and judicial agents (“procuradores”), even when the services of any of the aforementioned are not legally required, will be borne by the Pledgor in the terms and with the scope provided under the Bridge Facilities Agreement

OCTAVA.- NOTIFICACIONES	EIGHTH.- NOTICES

8.1                 Todas las notificaciones que deban realizarse a las Partes en virtud del presente Contrato, excepto cuando específicamente se prevea otra cosa, se realizarán por correo certificado con acuse de recibo, telegrama con acuse de recibo o, en caso de urgencia, por telex o fax, si bien en este último caso, la notificación deberá ser confirmada por carta dentro de los cinco (5) días naturales siguientes. No se exigirá un código concreto.

8.1                 All notices which must be sent to the Parties under this Contract, except as otherwise expressly provided, shall be made either by certified letter with acknowledgment of receipt, by telegram with acknowledgment of receipt or, when urgent, by telex or fax, although in the case of telex or fax the notice should be confirmed by letter within the following five (5) calendar days. No specific code shall be required.

8.2 A los efectos del presente Contrato, las Partes señalan como domicilio para notificaciones, requerimiento y diligencias similares los que constan en el Contrato de Créditos Puente.	8.2 For the purposes of this Agreement, the Parties designate the following as valid addresses for notices, summons and other required formalities those stated in the Bridge Facilities Agreement.

8.3 Cualquier cambio en las direcciones antes mencionadas deberá ser	8.3 Any change to the above-mentioned addresses must be communicated to the

comunicado a las otras Partes por correo con acuse de recibo remitido por conducto notarial, y únicamente surtirá efecto en la fecha en que la otra Parte reciba la comunicación.	other Parties by mail with acknowledgment of receipt sent through a Notary Public, and shall only take effect on the date on which the other Parties receive the notification.

NOVENA.- MODIFICACIÓN DE ESTE CONTRATO	NINTH.- AMENDMENT OF THIS CONTRACT

Cualquier modificación de este Contrato será suscrita por todas las partes. Si fuera requerido de forma razonable para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo máximo de diez (10) días naturales desde la fecha de tal requerimiento, cuantos documentos públicos y privados de subsanación, complemento o aclaración del presente Contrato fueran necesarios.

Any amendment to this Contract shall be executed in writing by all parties. Should the Security Agent reasonably requests it , the Pledgor undertakes to execute, within a maximum period of ten (10) calendar days from the date of such demand, any public or private documents necessary to correct, supplement or clarify this Contract.

DÉCIMA.- PODER	TENTH.- POWER OF ATTORNEY

El Pignorante por la presente otorga a favor del Agente de Garantías (que acepta dicho otorgamiento en su condición de representante de los Acreditantes al amparo del Contrato entre Acreedores), a través de cualquiera de sus sucursales y representantes, poder irrevocable, tan amplio en Derecho como resulte necesario o conveniente, incluida la facultad de autocontratación y de delegación, para que éste pueda, en caso de incomparecencia o inactividad del Pignorante ante la solicitud previa por escrito del Agente de Garantías, realizar cualesquiera actuaciones que resulten necesarias para ejecutar los términos de este Contrato y realizar cuantas actuaciones y ejecutar cuantos instrumentos sean necesarios para el cumplimiento de los términos de este Contrato.

The Pledgor hereby grants an irrevocable power of attorney, as extensive as is required or convenient in Law, with an express power to self-contract and delegate, in favour of the Security Agent (who accepts in its capacity as representative of the Lenders in accordance with the Intercreditor Deed) acting through any of its representatives so that it may, in the name and on behalf of the Pledgor, in case of non-execution of the Pledgor upon written request of the Security Agent, take any action that may be necessary for the purpose of carrying out the terms of this Contract and take any action and execute any instrument which may be necessary to accomplish the purposes of this Contract.

Entre dichas facultades se incluyen, a título enunciativo, las siguientes: (i) otorgar cuantos documentos públicos o privados fueren necesarios para formalizar, en nombre y representación del Pignorante, la extensión de las Prendas o para modificar, subsanar, complementar o aclarar el presente

Among the powers granted, for instance, are the following: (i) to execute as many public or private documents as may be necessary in order to formalize, in the name and on behalf of the Pledgor, the extension of the Pledges, or in order to modify, amend, correct, supplement or clarify this Contract

Contrato o cualesquiera documentos públicos que se hubieren formalizado en relación con la misma; (ii) en caso de inejecución por parte de Pignorante de cualquiera de las Prendas, realizar, en nombre y representación del Pignorante cualesquiera actuaciones que resulten necesarias para ejecutar las mencionadas Prendas (iii) representar al Pignorante en la subasta de los Derechos de Crédito y otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar de la transmisión de los Derechos de Crédito a favor del adquirente o adquirentes; (iv) designar al Notario español que estime conveniente para formalizar cualesquiera documentos públicos que hayan de otorgarse en relación con este Contrato; (v) liquidar y pagar, a costa del Pignorante, cuantos gastos y tributos se deriven de los actos realizados y documentos formalizados en cumplimiento de lo pactado en el presente Contrato; y (vi) realizar cualesquiera otras actuaciones que resulten necesarias para dar cumplimiento a lo pactado en este Contrato.

or any public documents executed in connection with this Contract; (ii) in the event of non-execution of the Pledgor of any of the Pledges, take any action and execute any instrument which may be necessary to enforce such Pledges, in the name and on behalf of the Pledgor (iii) to represent the Pledgor in the auction of the Credit Rights and to execute, in the name and on behalf of the Pledgor, every public document which may be necessary in order to formalize the transfer of the Credit Rights in favour of the acquirer or acquirers; (iv) to appoint the Notary Public which the Security Agent deems appropriate in order to formalize any public documents which may be executed in connection with this Contract; (v) to pay, at the Pledgor’s expense, the costs and taxes that arise from the actions performed and from the documents executed in compliance with this Contract; and (vi) to perform any other actions which may be necessary in order to comply with this Contract.

Asimismo entre dichas facultades se incluye, especialmente, la facultad de, en nombre y por cuenta del Pignorante como acreedor pignoraticio bajo las Prendas de Hertz de España y/o las Prendas de Hertz Alquiler de Maquinaria conforme a sus términos, declarar vencidos anticipadamente el Crédito a Hertz de España y/o el Crédito a Hertz Alquiler de Maquinaria, cumplir y hacer cumplir las Prendas de Hertz de España y/o las Prendas de Hertz Alquiler de Maquinaria, hacer cuanto sea necesario o conveniente para preservar la eficacia, la ejecutabilidad y el valor de las mismas, incluidas medidas tales como realizar requerimientos de pago o de otra índole, y ejecutar (judicialmente o por otra vía) las Prendas de Hertz de España y/o las Prendas de Hertz Alquiler de Maquinaria, en la forma expresada en el Crédito a Hertz de España y el Crédito a Hertz Alquiler de

Likewise, among the powers granted, is, in particular, the power to, in the name and on behalf of the Pledgor as secured creditor under the Pledges of Hertz de España and/or the Pledges of Hertz Alquiler de Maquinaria in accordance with its terms, declare an event of acceleration of the Loan to Hertz de España and/or the Loan a Hertz Alquiler de Maquinaria, perform and request performance of the Pledges of Hertz de España and/or the Pledges of Hertz Alquiler de Maquinaria, do whatever is necessary or convenient to preserve their effectiveness, enforceability and value, including taking measures such as issuing requests for payment or otherwise, and enforce (by way of a judicial action or otherwise) the Pledges of Hertz de España and/or the Pledges of Hertz Alquiler de Maquinaria, in the form provided by the Loan to Hertz de España and the Loan a Hertz Alquiler de

Maquinaria.	Maquinaria.

El presente poder se configura como irrevocable y estará en vigor mientras subsista cualquier obligación pendiente de pago o cumplimiento bajo el Contrato de Créditos Puente o este Contrato. La revocación unilateral de este Poder por el Pignorante no producirá efecto alguno.

These powers of attorney are irrevocable and will be in force while the obligation of payment or compliance under the Bridge Facilities Agreement or this Contract remains pending. The unilateral revocation of these powers of attorney by the Pledgor shall not have any effect.

En el supuesto de que el Agente de Garantías renunciase o fuera separado como Agente de Garantías de acuerdo con lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores, el Agente de Garantías queda expresamente facultado para delegar los presentes poderes y para otorgar nuevos poderes en virtud de los conferidos en el presente Contrato (o ser sustituido en éstos), en los mismos términos y condiciones, a favor del Acreditante que sea designado como nuevo Agente de Garantías en virtud de lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores. El Pignorante declara conocer y aceptar que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del presente poder pueden implicar autocontratación.

Should the Security Agent waive resign or be removed from its position as Agent under the Bridge Facilities Agreement or the Intercreditor Deed, the Security Agent is expressly authorised to delegate the present powers and grant new powers of attorney pursuant to those conferred in this Contract (or to be replaced herein), in upon the same terms and conditions, to the Lender designated as the new Security Agent pursuant to the Bridge Facilities Agreement or the Intercreditor Deed. The Pledgor declares to that it is aware and accepts that the exercise of these powers of attorney by the Security Agent may involve self-contracting.

UNDÉCIMA.- CESIÓN DE LA PRENDA	ELEVENTH.- ASSIGNMENT OF THE PLEDGE

11.1          Las Partes acuerdan que los Acreditantes y el Agente de Garantías (en la representación que ostenta de los Acreditantes) estarán facultados para ceder total o parcialmente en cualquier momento su respectiva posición bajo este Contrato siempre conjuntamente con el Contrato de Créditos Puente a un cesionario permitido en y de acuerdo con los términos del mismo. En consecuencia, el Pignorante por la presente reconoce y acepta de forma incondicional e irrevocable el derecho de los Acreditantes o el Agente de Garantías a realizar tales cesiones, por lo que las referencias realizadas en este

11.1          The Lenders and the Security Agent (on behalf of the Lenders) are entitled to assign entirely or partially at any time their respective position under this Contract together with the Bridge Facilities Agreement, according to the provisions thereof to an assignee as permitted by and in accordance with the provisions thereof. Therefore, the Pledgor hereby unconditionally and irrevocably acknowledges and agrees the right of the Lenders or the Security Agent to make said assignments; thus, references hereof to the Lenders, and/or the Security Agent shall be deemed to be made to the assignees if said

Contrato a los Acreditantes o al Agente de Garantías se entenderán realizadas a sus cesionarios en caso de que medien tales cesiones. En cualquier caso, la cesión por los Acreditados o el Agente de Garantías no supondrá un coste adicional para el Pignorante.

assignments take place. In any case the assignment by the Lenders or the Security Agent shall not constitute an additional cost for the Pledgor.

11.2          La cesión a cualquier tercero por cualquiera de los Acreditantes de su posición contractual bajo el Contrato de Créditos Puente implicará la cesión de todos los derechos accesorios, incluidos los derivados de este Contrato. La cesión será documentada si así lo solicita el Agente de Garantías mediante el otorgamiento de un documento público que será firmado por el Agente de Garantías, en su propio nombre y derecho y en nombre y por cuenta de los restantes Acreditantes, el cedente y el cesionario. No obstante lo anterior, el Pignorante deberá, previa solicitud del Agente de Garantías o del cesionario, firmar tal documento público aunque su firma no sea necesaria para la validez o efectividad de la cesión.

11.2          The assignment to any third party by any of the Lenders of its contractual position under the Bridge Facilities Agreement would entail the assignment of every ancillary right, including those arising from this security interest. The assignment shall be documented, if requested by the Security Agent, by means of a public document (“documento público”) to be executed by the Security Agent, on its own behalf and on behalf of the remaining Lenders, the assignor and the assignee. This notwithstanding, the Pledgor shall, upon the Security Agent’s or the assignee’s request, also execute such a public document, even though the intervention of the Pledgor shall not be required for the validity and effectiveness of such assignment.

DUODÉCIMA.- LEY APLICABLE Y JURISDICCIÓN	TWELFTH.- GOVERNING LAW AND JURISDICTION

12.1 El presente Contrato estará sujeta al derecho común español.	12.1 This Contract shall be governed by Spanish common law.

12.2          Las Partes, con renuncia expresa a su fuero propio, se someten de manera expresa e irrevocable a los Juzgados y Tribunales de la ciudad de Madrid para cualesquiera cuestiones que puedan derivarse de la interpretación, validez o cumplimiento del presente Contrato, incluyendo la ejecución de la Prenda mediante el proceso judicial declarativo o el de ejecución forzosa.

12.2          The Parties, expressly waiving their right to their own forum, expressly and irrevocably submit to the courts of the city of Madrid for any disputes arising from the interpretation, validity, or enforceability of this Pledge, including the foreclosure of this Pledge by means of the declarative judicial proceeding (“proceso declarativo”) or the executive judicial proceeding (“proceso de ejecución forzosa”).

DECIMOTERCERA.- IDIOMA	THIRTEENTH.- LANGUAGE

El presente Contrato se otorga en idioma español e inglés. En caso de que surgieran discrepancias entre ambas versiones prevalecerá la versión española.	This Contract is executed in Spanish and in English. In the event of discrepancies between both versions, the Spanish version shall prevail.

EN PRUEBA DE CONFORMIDAD, las Partes suscriben el presente Contrato, firmando a continuación en el lugar y fecha indicados en el encabezamiento, en un ejemplar que será elevado a público inmediatamente a continuación de este acto ante el Notario de Madrid D. Carlos de Prada Guaita.

IN WITNESS HEREOF, the Parties execute this Contract, signing below in the place and on the date indicated in the heading, in one single counterpart, which will be raised to the category of public document before the Notary of Madrid Mr. Carlos de Prada Guaita immediately following its execution.

BNS Automobile Funding B.V.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

BNP Paribas SA (as Security Agent)

/s/ D. Germán Ruiz Baraibar Morayta /s/ D. Agustín Viudas Margalef
D. Germán Ruiz Baraibar Morayta / D. Agustín Viudas Margalef

Hertz de España, S.A.

/s/ Alfredo Ruiz Plaza /s/ Juan Carlos Azcona
Alfredo Ruiz Plaza / Juan Carlos Azcona

Hertz Alquiler de Maquinaria, S.L.

/s/ Alfredo Ruiz Plaza /s/ Juan Carlos Azcona
Juan Carlos Azcona / Alfredo Ruiz Plaza